Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into among Summer Infant, Inc. (“Parent”) and Summer Infant (USA), Inc. (“Summer USA,” and collectively with Parent, the “Company”) and Mark Messner (“Executive”).  Company and Executive are sometimes referred to in this Agreement as the “parties” or a “party.”

In consideration of the mutual covenants contained herein and other good and valuable consideration, including but not limited to Executive’s hiring and employment with the Company, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Employment and Term of Agreement.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.  This Agreement shall commence on the Effective Date as defined in Paragraph 19 and will continue in effect through the second anniversary of the Effective Date, unless terminated by either party as provided in this Agreement (such period being referred to herein as the “Initial Term”).  Thereafter, the Agreement shall be extended for successive periods of one (1) year unless the Company or the Executive shall elect not to renew the Agreement upon expiration of the Initial Term or any renewal term by providing written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then current term.  The Initial Term and any subsequent renewal terms together are referred to as the “Term” of this Agreement.

The Executive shall begin performing the Services (as defined in Paragraph 2.1) on July 13, 2016 (“Start Date”).  The period of time from the Start Date of this Agreement until its eventual termination, for any reason, shall be referred to hereafter as the “Employment Period.”

2.                                      Position and Duties.

2.1                               Title, Reporting and Duties.  During the Employment Period, Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company and shall perform the normal duties and responsibilities of a CEO for the Company, including but not limited to overseeing the operations of the Company, Product Development & Marketing, Quality Assurance, Legal, HR, Sales, Finance, Operations and IT.  Executive shall also assume and perform such other duties and services as may be designated by the Company and/or the Board of Directors of the Parent (“Board”) from time to time.  The duties and responsibilities of CEO and the services Executive is to perform to fulfill those duties are collectively referred to as the “Services.”  The Executive reports to the Board.

2.2                               Full Attention to Duties.  During the Employment Period, Executive shall devote his best efforts and his full business time and attention to the Services.  Executive shall perform the Services faithfully and to the best of his ability, and will carry out the policies and directives of the Company.  In Executive’s position as an officer of the Parent, he will be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Executive is responsible to ensure any requisite filings with the Securities and Exchange Commission (“SEC”) are made in a timely manner.

As long as the Company employs Executive, Executive agrees that he will not, except with the express written consent of the Board, become engaged in, or render services for, any other business.  Executive agrees that he will take no action prejudicial to the interests of the Company during the Employment Period.

2.3                                     Compliance with Policies.  Executive shall abide by all Company rules, regulations, policies, practices and procedures, including but not limited to the Company’s Code of Ethics and the Company’s policy against sexual and/or other harassment in the workplace, whether they are written and unwritten, in effect or as may from time to time be adopted or modified by the Company in its sole discretion.  The Company’s written rules, regulations, policies, practices and procedures shall be binding on Executive unless superseded by or in conflict with this Agreement, in which case this Agreement shall govern.

3.                                      Compensation and Benefits.

3.1                               Base Salary.  For the Services performed under this Agreement, including service as a director or officer of any subsidiary of the Company, Executive’s annual base salary during the Employment Period is $400,000 per annum (the “Base Salary”).  Executive’s salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary tax withholding.  Executive’s performance and compensation will be reviewed annually by the Compensation Committee of the Board (the “Committee”) and/or the Board, as applicable.  Executive’s Base Salary may be adjusted from time to time, as determined by the Committee and/or the Board, as applicable, but shall not be decreased other than as part of an across-the-board salary reduction applicable to all senior-level management personnel.

3.2                               Signing Bonus.  For the Services performed under this Agreement, including service as a director or officer of any subsidiary of the Company, Executive shall receive a one-time signing bonus in the amount of $20,000 (“Signing Bonus”), to be paid on the next regular payday after the Start Date.  The Signing Bonus is wages, is treated as such, and is subject to customary tax and other withholdings.  Should the Executive choose to terminate his employment with the Company for any reason within twelve (12) months from the Effective Date, Executive agrees to reimburse the Company the full amount of the Signing Bonus ($20,000) immediately upon termination of employment.

3.3                               2016 Bonus and STI Bonus Program.

(a)                                 For the 2016 fiscal year, Executive shall be eligible to earn an annual performance bonus (the “2016 Bonus Opportunity”) as set forth on the attached Exhibit A.  Any bonus under this Paragraph 3.3(a) will only be earned and paid if Executive remains continuously employed by the Company through the actual bonus payment date.  Any bonus earned by Executive under the 2016 Bonus Opportunity will be pro-rated in accordance with the number of months worked in fiscal 2016.  Any bonus payment made pursuant to this paragraph 3.3(a) will be paid on the date annual performance bonuses are generally paid to senior-level management personnel, but no later than the fifteenth day following the date of the Company’s filing of its Annual Report on Form 10-K for the 2016 fiscal year.

(b)                                 Beginning with fiscal year 2017, for each fiscal year ending during his employment, Executive shall be eligible to earn an annual performance bonus under the Company’s annual short-term incentive bonus program (the “Company STI Program”).  The target amount of that bonus will be eighty percent (80%) of Executive’s Base Salary for the applicable fiscal year, subject to the terms, conditions, and formulas contained in the applicable Company STI Program then in effect for the applicable fiscal year.  The actual bonus payable under the Company STI Program in any fiscal year will be determined by the Committee and/or the Board, as applicable, based on the achievement of corporate and individual performance objectives established for the applicable period.  Any bonus under this Paragraph 3.3(b) will only be earned and paid if Executive remains continuously employed by the Company through the actual bonus payment date.  Any bonus payment made pursuant to this paragraph 3.3(a) will be paid on the date annual performance bonuses are generally paid to senior-level management personnel, but no later than the fifteenth day following the date of the Company’s filing of its Annual Report on Form 10-K for the applicable fiscal year.  The Company reserves the right to amend the Company STI Program in its full discretion, at any time during the plan year.

3.4                               Long Term Incentive Plan.  Beginning with grants made in fiscal 2017, Executive will be eligible to participate in the Company’s annual equity grant program (“LTIP”), subject to the terms, conditions and formulas contained in the applicable LTIP then in effect.  The amounts of such awards and the terms and conditions thereof shall be determined by the Committee and/or the Board, as applicable, on the same basis as applicable to other senior-level management personnel.

3.5                               Hiring Grants.  As an inducement to enter into this Agreement and for the Services provided for under this Agreement, subject to approval of the Committee, the Executive will be granted the following equity awards:

(a)                                 an option to purchase 100,000 shares of the Company’s common stock, vesting 25% per year, with the first tranche vesting on the first anniversary date of the grant, as set forth in the form of Non-Qualified Stock Option Agreement attached as Exhibit B;

(b)                                 an award of 50,000 shares of restricted stock, vesting 25% per year, with the first tranche vesting on the first anniversary date of the grant, as set forth in the form of Restricted Stock Award Agreement attached as Exhibit C; and

(c)                                  an award of 100,000 performance-based restricted stock units, as set forth in the form of Restricted Stock Unit Award Agreement attached as Exhibit D.

3.6                               Commute Expenses and Housing Support; Relocation Reimbursement.

(a)                                 Executive shall be entitled to reimbursement for commuting expenses and/or housing support for a period of up to two (2) years from the Start Date (the “Housing Expiration”), with an annual cap of $60,000.  The Company shall reimburse Executive for reasonable expenses incurred by him in the course of performing the Services relating to costs of travel from Pennsylvania to Rhode Island, as well as costs representing rental, leasing, or purchase of housing within sixty (60) miles of the Company’s headquarters in Woonsocket, Rhode Island, while and for the purposes of performing the Services.  To be reimbursable, such expenses shall be subject to the Company’s requirements with respect to amounts, type, reporting and documentation of such expenses, as determined from time to time in the sole discretion of the Committee and/or the Board, as applicable.  The commuting expenses and housing support shall be reviewed by the Committee and/or the Board in its sole discretion, as applicable, prior to the Housing Expiration.  Assuming the Term is renewed for an additional period of one (1) year following the Initial Term as set forth in Paragraph 1, the Executive shall be entitled to one (1) additional year of commuting expenses and/or housing support, as set forth above.

(b)                                 If Executive relocates within sixty (60) miles of the Company’s headquarters in Woonsocket, Rhode Island on or before the third anniversary of the Effective Date (assuming the Term is renewed for an additional period of one (1) year following the Initial Term as set forth in Paragraph 1), the Executive shall be entitled to reimbursement for reasonable relocation expenses in an amount not to exceed $20,000.  This amount shall be in addition to any housing support provided to the Executive, as set forth in Paragraph 3.6(a).  Any and all relocation expenses reimbursed to the Executive under this Paragraph 3.6(b) shall be subject to the Company’s requirements with respect to amounts, type, reporting and documentation of such expenses, as determined from time to time in the sole discretion of the Committee and/or the Board, as applicable.

3.7                               Benefits.  Executive shall be entitled to participate in all of the Company’s standard executive benefits in effect from time to time, as offered to other senior-level management personnel during the Employment Period.  Executive’s rights to these benefits cease upon termination of his employment and/or this Agreement for any reason.  Executive’s participation in the Company’s benefit programs is subject to plan eligibility requirements and in accordance with the Company’s policies governing these benefits.  These benefits currently include medical, dental, vision care (available the first of the month following your date of hire), 401(k) plan (available ninety (90) days after hire), life insurance, long-term disability (available ninety (90) days after hire), flexible spending account, tuition reimbursement program and product discount benefits.  The Company reserves the right to amend or cancel any such employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.

3.8                               Paid Time Off.  Executive is eligible for twenty (20) days of paid time off (“PTO”) per year in accordance with the terms and conditions of the Company’s PTO policy in effect from time to time.  PTO currently accrues at a rate of 6.15 hours bi-weekly.  PTO can be used for vacation, sick or personal time, in accordance with Company policy.

3.9                               Reimbursable Business Expenses.

(a)                                 The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing the Services under this Agreement.  To be reimbursable, such expenses must be consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and will be subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(b)                                 Beginning at the Start Date and continuing for the remainder of the Employment Period, Executive will be eligible to receive a monthly car allowance of $750.00, per month, minus any applicable taxes, which will be payable via payroll on the last regular pay date of each month that the Executive is employed.

4.                                      Termination of the Agreement.  Executive’s employment with the Company is and shall at all times remain “at will.”  Accordingly, this Agreement may be terminated at any time and for any reason, by either the Executive or the Company.  The termination of this Agreement shall also constitute the termination of Executive’s employment.  The terminating party must provide sixty (60) calendar days’ written notice of termination (the “Notice Period”) or, if applicable, the required notice of non-renewal under Paragraph 1.  The Company may, in its discretion, pay the Executive his Base Salary and any other compensation due during the Notice Period, in lieu of notice.  Unless otherwise provided in Paragraphs 4, 4.1, 4.2, 4.3, or 4.4, all of Executive’s rights to salary, benefits and bonuses hereunder (if any) shall cease upon termination of employment and/or the termination of this Agreement.  Upon termination of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company and its subsidiaries or affiliates.  Notwithstanding the foregoing, the provisions of Paragraphs 6 through 6.6 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the Term and this Agreement.

4.1                               Death or Disability.  This Agreement and Executive’s employment will immediately terminate upon Executive’s death or Disability (as defined in Paragraph 4.4).

4.2                               Severance Payment.  Notwithstanding the parties’ right to terminate this Agreement for any reason, in the event Executive’s employment is terminated by the Company without Cause (as defined in Paragraph 4.4) or the Executive terminates his employment for Good Reason (as defined in Paragraph 4.4), the Executive shall be entitled an amount equal to fifty-two (52) weeks of his then Base Salary (the “Severance Payment”), payable in regular installments in accordance with the Company’s general payroll practices and subject to applicable taxes and usual withholdings.

Executive shall not be entitled to the Severance Payment if he (a) leaves his employment with the Company for any reason other than Good Reason; (b) the Company terminates his employment for Cause; (c) his employment terminates by reason of his death or Disability or (d) this Agreement expires on its own terms.  In addition to the above, Executive will receive the Severance Payment if, and only if, (i) Executive has returned to the Company all Company property and Confidential Information (as defined in Paragraph 6.1), including the Company’s laptop computer, cellular phone and any other Company business equipment; and (ii) Executive has executed a written waiver and release of any and all employment-related and other claims in a standard form used by the Company (a “Release”).  Executive shall execute and deliver the Release within forty-five (45) days following the termination date, and Severance Payment will be made no earlier than sixty (60) days following the termination date presuming the Executive has executed, delivered and not revoked the Release (if a revocation period applies under applicable law).

4.3                               Good Reason Notification.  In the event that Executive believes that he has Good Reason to terminate this Agreement, Executive must notify the Company, in writing, of the Good Reason within thirty (30) days of the existence of each event constituting or giving rise to the Good Reason (“Good Reason Notification”).  Each event constituting or giving rise to the Good Reason requires Good Reason Notification.  The Good Reason Notification must specify in reasonable detail the circumstances claimed to give rise to Executive’s right to terminate his employment for Good Reason.  The Company shall have a period of forty-five (45) days from receipt of the Good Reason Notification (“Cure Period”) to correct the conduct or circumstance giving rise to the Good Reason.  If the Executive terminates his employment during the Cure Period, such termination is deemed without Good Reason and Executive will not be entitled to any Severance Payment.  If the Company fails to correct the conduct or circumstance giving rise to the Good Reason by the close of the Cure Period, and Executive wishes to terminate his employment, Executive must give notice of termination with seven (7) days following the end of the Cure Period.

4.4                               Definitions.  For the purposes of this Agreement:

(a)                                 “Cause” shall mean: (i) the commission of a felony, or a crime involving moral turpitude, or the commission of any other act or omission involving a breach of trust dishonesty, disloyalty, misappropriation or fraud; (ii) conduct tending to bring the Company into substantial public disgrace or disrepute; (iii) insubordination; (iv) gross negligence or willful misconduct; (v) the material breach of any written Company policy, including without limitation the Company’s Code of Ethics, insider trading policies or policies regarding employment practices, (vi) unauthorized failure to perform the Services after ten (10) business days’ notice and an opportunity to correct; or (vii) any other breach of this Agreement, including but not limited to the unauthorized disclosure or use of Confidential Information.

(b)                                 “Disability” shall mean that the Executive is incapacitated by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the Services under this Agreement, with or without reasonable accommodation, for an aggregate of one hundred twenty (120) days during any twelve (12) month period.

(c)                                  “Good Reason” shall mean the occurrence of any of the following events, unless Executive has consented in writing thereto: (i) a non-performance-based and material (10% or greater) reduction in Executive’s base salary, STI target bonus, or participation in the LTIP, other than as part of a Company-wide reduction in compensation applicable to senior-level management personnel; or (ii) the Company’s material breach of the terms of this Agreement.

5.                                      Compliance with Section 409A.  If the termination giving rise to the payment described in Paragraph 4.2 is not a “Separation from Service” within the meaning of U.S. Treasury Regulation §1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that paragraph will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of U.S. Treasury Regulation §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this

Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this Paragraph 5) will be deferred without interest and paid to Executive in a lump sum immediately following that six-month period.  This Paragraph 5 should not be construed to prevent the application of U.S. Treasury Regulation §1.409A-1(b)(9)(iii)(or any successor provision) to amounts payable hereunder.  For purposes of the application of U.S. Treasury Regulation §1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.

Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Notwithstanding the foregoing, the Company does not make any representation to the Executive that any payments made pursuant to this Agreement are exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary for any tax, additional tax, interest or penalties that the Executive or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

6.                                      Restrictive Covenants.

6.1                               Definitions.  The following terms are used extensively in this Agreement, and particularly in the following Paragraphs, and are hereby defined as follows:

(a)                                 “Confidential Information” shall mean all trade secrets, know-how or other confidential information not known to the public at large that Executive has obtained from the Company, or learned, discovered, developed, conceived, originated or prepared in the scope of his employment with the Company.  Confidential Information includes, but is not limited to, information and materials developed, collected or used by Company personnel, and information disclosed to the Company by Customers, potential Customers or third parties in the course of a business relationship or proposed business relationship.  Confidential Information includes, but is not limited to, the following general categories:

(i)                                     information concerning the Company’s operations, organizational structure, methods, technology, procedures, finances, accounting and legal matters;

(ii)                                  information concerning the Company’s sales activities and strategies, marketing activities and strategies, servicing activities and strategies, bidding activities and strategies, product development activities and strategies, expansion/acquisition or contraction/divestiture plans, reorganization plans and strategic business activities;

(iii)                               information concerning the Company’s past, present and potential Customers, including the names, addresses, telephone numbers and e-mail addresses of these customers; the identities of individuals responsible for buying products and services on behalf of these Customers; the needs and buying tendencies of these Customers; contract negotiations between the Company and these Customers; the contents and duration of contracts and agreement between the Company and these Customers; financial and credit information concerning these Customers’ business operations; the identity, quantity and prices of products and services purchased from the Company by these Customers; and any confidential information regarding a Customer which Executive has learned in the course of providing services to and/or for the Customer;

(iv)                              vendor, supplier or manufacturer information, including the names, addresses, telephone numbers and e-mail addresses of the Company’s vendors, suppliers or manufacturers; information regarding the Company’s relationship with its vendors, suppliers or manufacturers; contract negotiations between the Company and its vendors, suppliers or manufacturers; the contents and duration of contracts and agreements between the Company and its vendors, suppliers or manufacturers; financial and credit information concerning its vendors, suppliers or manufacturers; and the identity, quantity and prices of products and services purchased by the Company from its vendors, suppliers or manufacturers;

(v)                                 information regarding the Company’s pricing of its products and services, including price lists, pricing policies and pricing strategies;

(vi)                              employment and payroll data, including recruiting and succession plans; and

(vii)                           other information that the Company tells the Executive is to be kept confidential, or that the Executive should reasonably deem to be kept confidential.

Confidential Information may be contained on paper records, computer printouts or disks, or other forms of documentation or media, but it need not necessarily be reduced to a tangible form.  Confidential Information does not include information that, now or in the future, is available to the public (other than through improper disclosure by Executive or another person) or public information rightfully acquired from a third party.

(b)                                 “Customer” shall mean any person, firm or other business entity which, during the two (2) year period immediately preceding the termination of Executive’s employment with the Company: (1) has purchased or contracted for any type of services or products from or through the Company; (2) has contacted the Company or been contacted by the Company with respect to the availability or offering of the Company’s services or products and has requested or received a detailed proposal or offer from the Company; or (3) was assigned to Executive, either directly or indirectly, for supervisory responsibilities (including, without limitation, accounts where Executive participated in strategic and sales strategy sessions regarding the account, whether or not such sessions were conducted in conjunction with representatives of the account).

(c)                                  “The Company’s Business” shall mean the development, production, marketing and sales of branded juvenile safety and infant care products (targeted for ages 0-3 years), operating in one principal industry segment across geographically diverse marketplaces, selling products directly and indirectly on the Internet through third-party websites, the Company’s website, direct sales representatives and also through international distributors and representatives, globally, to large national retailers, independent retailers, and international retail customers, and includes, without limitation, the business of the Company and its subsidiaries as described in Part I, Item 1 (“Description of Business”) of the Parent’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

(d)                                 A “Competitor” is any person, corporation or other entity that produces, markets, and/or sells one or more product lines that are sold by, or are in development or production to be sold by, the Company, including, without limitation, branded juvenile safety and infant care products (targeted for ages 0-3 years), soft goods, monitors, baby gear and infant/toddler feeding products.

6.2                               Covenant Not to Disclose or Use Confidential Information.  Executive acknowledges that he has access to Confidential Information that must be maintained in strict confidence in order for the Company to protect its business and its competitive position in the marketplace.  Executive acknowledges that it is difficult to ascertain how long Confidential Information would remain useful to the Company’s competitors and potential competitors during his employment with the Company and thereafter, and that some Confidential Information may remain useful to the Company’s competitors for periods of indefinite duration.  Therefore, during Executive’s employment with the Company and thereafter, except as required in the performance of Executive’s duties to the Company, Executive will not directly or indirectly publish or disclose any Confidential Information to any competitor or other person outside the Company, and will not remove from the Company premises or use for his own benefit or otherwise appropriate or copy any Confidential Information.  This provision shall apply whether or not Executive developed the Confidential Information.

6.3                               Covenant Not to Work for a Competitor.  Given the nature of the Company’s business and his unique and exclusive position with the Company, Executive recognizes that engaging in employment or other work for a Competitor would necessarily and inevitably lead to his unauthorized use or disclosure of Confidential Information.  Accordingly, Executive agrees that he will not, directly or indirectly, work for a Competitor in the Company’s Business for a period beginning with the end of Executive’s employment with the Company (including any period of time Executive remains employed with the Company, with the

Company’s consent, following the expiration of the term of this Agreement) and extending for one (1) year thereafter.  This shall include work as an executive, officer, director, owner, shareholder, partner, associate, consultant, advisor, contractor, joint venturer, manager, agent, representative or salesperson.

Executive understands that the Company may, in its discretion, consider waiving this restriction completely or in part in unusual termination situations.  Executive recognizes that any waiver would be entirely voluntary on the Company’s part and based on the facts and circumstances of the termination, and will not serve as a precedent for other situations.

6.4                               Covenant Regarding Customers.

(a)                                 Executive acknowledges that the Company has a protectible business interest in its relationships with its Customers, and in the continued loyalty of its Customers.  Executive acknowledges that the Company seeks to maintain and/or promote its business with its Customers for an indefinite time period, even though there are a number of competitors with which they could do business.  Executive acknowledges that he has had, and will have, contact with the Customers (and will and has developed his knowledge regarding their on-going business needs) primarily, if not exclusively, as a result of his employment with the Company.

(b)                                 During the period of Executive’s employment with the Company (including any period of time Executive remains employed with the Company, with the Company’s consent, following the expiration of the term of this Agreement) and for one (1) year thereafter, Executive agrees not to compete or attempt to compete with the Company for the sale or procurement of services or products by or to any of the Customers (or any person or entity affiliated with them) with whom he had contact or knowledge of during the two (2) year period preceding the termination of his employment with the Company.  “Competing” includes, but is not limited to, calling on a customer, soliciting a Customer, diverting a Customer’s business from the Company, disparaging the Company or its Executives with a Customer, or otherwise interfering with or lessening the Company’s business with a Customer, even if a Customer initiates the contact.

(c)                                  During the period of Executive’s employment with the Company (including any period of time Executive remains employed with the Company, with the Company’s consent, following the expiration of the term of this Agreement) and for one (1) year thereafter, Executive agrees that he will not solicit or contact, or cause a Competitor to solicit or contact, directly or through other persons or entities, for the purpose of competing with the Company’s Business, any of the Customers (or any person or entity affiliated with them) with whom he had contact or knowledge of during the two (2) year period preceding the termination of his employment with the Company.

6.5                               Covenant Not to Solicit Employees and Consultants.  During the period of Executive’s employment with the Company (including any period of time Executive remains employed with the Company, with the Company’s consent, following the expiration of the term of this Agreement) and for one (1) year thereafter, Executive will not employ, solicit or endeavor to entice away from the Company (whether for his own business or on behalf of another person or entity) (1) any persons who are employed by the Company or who have been employed by the

Company within a one (1) year period prior to Executive’s solicitation; (2) any consultants utilized by the Company within a one (1) year period prior to Executive’s solicitation.  Executive further agrees not to directly or indirectly induce or solicit an employee of the Company to leave his or her employment with the Company.

6.6                               Inventions/Developments.  Executive agrees that he shall have no proprietary interest in any idea, invention, design, technical or business innovation, computer program and related documentation, or any other work product developed, conceived, or used by him, in whole or in part, that arises out of his employment with the Company, or that was otherwise made through the use of the Company’s time, facilities or materials (all collectively called “Developments”).  Executive acknowledges that all Developments are and shall be the sole property of the Company, and that the Company is not required to designate Executive as the author thereof.  Executive shall promptly disclose all Developments to the Company’s Chief Financial Officer, Chief Operating Officer, or Senior Vice President of Human Resources, and shall at the Company’s request and expense, do all things that may be necessary and appropriate to establish or document the Company’s ownership of the Developments (including, but not limited to, the execution of the appropriate copyright or patent applications or assignments).

6.7                               Business Opportunities.  Executive acknowledges that the foregoing restrictions will not unreasonably prevent him from obtaining gainful employment in his occupation or field of expertise, or otherwise cause him undue hardship.  Executive agrees that there are numerous other employment and business opportunities available to him in the geographic area reasonably near his place of residence that are not affected by these restrictions.  Executive acknowledges that these restrictions do not disproportionately benefit the Company, and are reasonable and necessary in order to protect the Company’s legitimate interests.  Executive acknowledges that the Company will rely on these restrictions now and in the future in assigning duties and responsibilities to him.  Executive agrees to make this Agreement known to any prospective employers before accepting new employment, and understands that the Company may make this Agreement known to such prospective employers or other persons.

7.                                      Non-Disparagement and Non-Publication.  Executive shall not, at any time, denigrate or disparage the Company, any member of the Board, or any Company officers.

8.                                      Legal Disclosure.  Notwithstanding the foregoing, no confidentiality, non-disparagement or other obligation owed by Executive to the Company or its subsidiaries or affiliates shall prohibit Executive from reporting, whether anonymously or on a disclosure basis, possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, as amended, or shall require Executive to notify the Company or its subsidiaries or affiliates of any such report, and none of the Company or any of its subsidiaries or affiliates will retaliate against Executive for any such report.  In making any such report, however, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney-work product or similar privilege.

9.                                      Confidential Information of Third Parties.  Executive confirms that he will not disclose to the Company, or use in the Company’s Business, or cause or induce others to use in the Company’s Business, any information or materials that are confidential to any third party (including any of his prior employers or their clients) and that the Company does not otherwise have the right to use.

10.                               Non-Violation of Other Restrictive Covenants.  Executive confirms that his employment with the Company does not and will not violate any restrictive covenant or similar contractual provision (including, but not limited to, non-disclosure, non-competition or non-solicitation obligations) that he may have agreed to or is bound by with any prior employer or other third party.

11.                               Duties Upon Termination of Employment.

11.1                        Executive acknowledges that if he resigns his employment with the Company for any reason, the Company may need time to locate and train a replacement.  Thus, Executive agrees he will provide the Notice Period as set forth in Paragraph 4 of this Agreement, if he is resigning without Good Reason.  Executive will remain employed and fully cooperate with the Company for the Notice Period unless the Company instructs him to leave earlier and elects to pay him in in lieu of notice, as set forth in Paragraph 4.  If Executive is resigning with Good Reason, the notice provisions of Paragraph 4 and Paragraph 4.3 apply.

11.2                        During the Employment Period if so requested by the Company, and upon the termination of his employment with the Company for any reason, Executive agrees to promptly deliver to the Company any and/or all Company assets, files, documents, business records, notes, designs, data, manuals, equipment, keys, credit cards, cellular phones, lists of Customers, and any other Company materials of any nature (regardless of the medium in which they are contained and regardless of how they entered Executive’s possession or control) which are in his possession or control, including materials which contain or are derived from Confidential Information or Developments.  Following his termination with the Company for any reason, Executive will retain no copies, excerpts or summaries of any of the foregoing, nor shall he make arrangements to place any such items in the possession or control of others in advance of his termination.

11.3                        Executive understands that his responsibilities described above include an obligation to avoid any “clean-up” activities by him which might result in the loss of information of value to the Company.  He agrees that he will not, in connection with or anticipation of the termination of employment with the Company, throw out any documents or other Company materials nor will he attempt to delete, purge or clean out files, emails, text messages or any other items on any desktop, laptop or other computer, or cellular phone which he utilizes in connection with his work for the Company.

12.                               References to the Company.  The parties recognize that any and all references in this Agreement to the Company, Summer Infant, Inc. and/or Summer Infant (USA), Inc., shall include not only Summer Infant, Inc. and Summer Infant (USA), Inc., but also all of their current and future subsidiaries, divisions, and affiliates.

13.                               Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

Notices to the Executive:

Mark Messner

1424 Eden Road

Lancaster, PA 17601

Notices to the Company:

1275 Park East Drive

Woonsocket, RI 02895

Attention:  Mark Strozik, SVP Human Resources

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

14.                               Other Agreements Regarding Remedies.

14.1                        Executive acknowledges that the Company has expended and continues to expend substantial time, money and effort to: (1) develop proprietary and commercially valuable Confidential Information and Developments; (2) locate Customers and to establish and maintain long term and near permanent business relationships with them; and (3) recruit, train and compensate its work force.  Executive understands that it would be extremely difficult to measure the damages that might result from any breach by him of this Agreement, and that a breach may cause irreparable injury to the Company that could not be compensated by money damages.

14.2                        If Executive violates any portion of Paragraphs 6.1 through 6.7 of this Agreement, then the covenants contained in the violated paragraph(s) will remain in force for one year after the violation ends.  In addition, if Executive violates any portion of Paragraphs 6.1 through 6.7, the Company may immediately stop any further severance payments to Executive to which Executive may be otherwise entitled; demand that Executive pay back to the Company within thirty (30) calendar days any severance payments already paid to Executive; and bring an action against Executive for all available legal and equitable relief, including for injunctive relief, compensatory and punitive damages, as well as liquidated damages in the amount of $10,000.00 for each violation by Executive of any portion of Paragraphs 6.1 through 6.7.

14.3                        Executive understands that this Agreement will be construed and enforced in accordance with Rhode Island law, without regard to its conflicts of law rules.  Executive agrees and understands that any and all suits to enforce or interpret the meaning of this Agreement shall be brought and adjudicated in state or federal courts in the State of Rhode Island.

14.4                        If a court decides that any part of this Agreement is not enforceable, then the rest of this Agreement will not be affected.  If a court decides that any part of this Agreement is too broad, then the court may limit that part and enforce it as limited.

14.5                        The non-breaching party (by court judgment, order, verdict or a private settlement) in an action to enforce Executive’s violation or threatened violation of this Agreement may recover from the breaching party the prevailing party’s costs, expenses, reasonable attorneys’ fees, and expert witness fees incurred in connection with any such action.

15.                               Clawback.  Notwithstanding anything in this Agreement to the contrary, Executive acknowledges that the Company may be entitled or required by law, the terms and conditions of the Company’s incentive compensation plans, the Company’s policy (the “Clawback Policy”) or the requirements of an exchange on which the Executive’s shares are listed for trading, to recoup compensation paid to the Executive pursuant to this Agreement or otherwise, and Executive agrees to comply with any Company request or demand for recoupment.  Executive acknowledges that the Clawback Policy may be modified from time to time in the sole discretion of the Company and without the consent of the Executive, and that such modification will be deemed to amend this Agreement.  Executive further acknowledges and agrees that the Clawback Policy as in effect from time to time shall apply to any and all payments of compensation and benefits (other than Employee’s base salary and benefits under any tax-qualified retirement plan or health and welfare plan) as specified in the Clawback Policy.

16.                               Change of Control.  Executive and Company shall, on the Start Date, enter into the Company’s standard Change of Control Agreement (“COC Agreement”), which provides that Executive will be entitled to certain payments and benefits if (a) there is a change in control of Parent; and (b) within twelve (12) months following a change in control, his employment is terminated, other than for cause, as a result of his or her death or disability, or by the Executive for good reason (as such terms are defined in the COC Agreement).  If the COC Agreement, by its terms is triggered, then with regard to any conflicting terms between the COC Agreement and this Agreement, the COC Agreement controls provided that, if Executive terminates his employment without Good Reason following a Change of Control, as defined in the COC Agreement, then with regard to any conflicting terms between the COC Agreement and this Agreement, this Agreement controls.  Other than as set forth in this Paragraph 16, all remaining terms and conditions of this Agreement constitute the agreement of the parties and remain in full force and effect.

17.                               Cooperation and Assistance in Proceedings.  During the Employment Period and thereafter, the Executive will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event the Company requires the Executive’s cooperation in accordance with this Paragraph 17 following termination of the Executive’s employment with the Company, the Company will pay the Executive a reasonable per diem as determined by the Board and reimburse the Executive for reasonable expenses incurred in connection therewith.

18.                               Miscellaneous.  Unless otherwise stated herein, this Agreement and the COC Agreement represent Executive’s entire understanding with the Company on the subjects covered therein, and supersede any prior understandings or agreements.  This Agreement may be changed only by a written agreement signed by the Company and Executive.  This Agreement is personal to Executive and he may not assign it.  The Company remains free to assign this Agreement, including without Executive’s knowledge or consent.  If the Company waives Executive’s breach of this Agreement, this will not constitute a waiver of any subsequent breaches.  Any waiver by the Company must be in writing and signed by the Company.

19.                               Effective Date.  The Effective Date of this Agreement shall be the last date that either party to this Agreement executes the party’s signature to this Agreement.

[Signature page follows]

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY.  EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT IS LEGALLY ENFORCEABLE.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONFER WITH ANYONE OF HIS CHOICE CONCERNING THIS AGREEMENT.  BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE IS ENTERING THIS AGREEMENT VOLUNTARILY AND INTENDS TO BE BOUND BY IT.

Executive:	Company:

/s/ Mark Messner	/s/ Mark Strozik
Mark Messner	Mark Strozik, SVP Human Resources

6-24-16	6-27-2016
Date	Date